Exhibit 99.1

Table of Contents

(a)                                  Historical financial statements of the business acquired (Kraft Paper Business, a division of International Paper Company)

KRAFT PAPERS BUSINESS, A DIVISION OF INTERNATIONAL PAPER COMPANY, FINANCIAL STATEMENTS

As of December 31, 2006

Independent Auditors’ Report

Combined Balance Sheets

Combined Statements of Operations

Combined Statements of Cash Flows

Notes to Combined Financial Statements

Kraft Papers Business—A Division of International Paper Company

Combined Financial Statements as of December 31, 2006 and 2005, and for the Years Ended December 31, 2006, 2005, and 2004, and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
International Paper Company:

We have audited the accompanying combined balance sheets of the Kraft Papers Business—A Division (the ”Division” or “Kraft Papers Business”) of International Paper Company as of December 31, 2006 and 2005, and the related combined statements of operations and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Division’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Division is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Division’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 1, 8, 9, and 10 to the financial statements, the accompanying combined financial statements have been prepared from the separate records maintained by the Division and International Paper Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Kraft Papers Business had been operated as an unaffiliated company. Portions of certain expenses represent allocations made from corporate-office items applicable to International Paper Company as a whole.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Kraft Papers Business as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 1 to the financial statements, in March 2006, International Paper Company committed to a plan to sell the Kraft Papers Business and during 2006 recorded a pretax impairment charge of approximately $112 million to write down the Division’s assets to their estimated net realizable value.

As described in Note 1 to the financial statements, on January 2, 2007, International Paper Company completed the sale of the Division.

/s/ DELOITTE & TOUCHE LLP

March 19, 2007
Memphis, Tennessee

KRAFT PAPERS BUSINESS—A DIVISION OF INTERNATIONAL PAPER COMPANY

COMBINED BALANCE SHEETS (See Note 1)

AS OF DECEMBER 31, 2006 AND 2005

(In thousands of U.S. dollars)

	2006	2005
ASSETS

CURRENT ASSETS:
Cash	$1	$1
Accounts receivable—net	25,824	27,138
Accounts receivable from International Paper Company—net	336	746
Inventories—net	24,087	22,977
Prepaid expenses and other	1,089	1,247

Total current assets	51,337	52,109

PLANT, PROPERTY, AND EQUIPMENT—Net	201,593	212,997

OTHER ASSETS	4,452	4,222

TOTAL	$257,382	$269,328

LIABILITIES AND DIVISIONAL CONTROL ACCOUNT

CURRENT LIABILITIES:
Accounts payable	$7,931	$8,623
Accrued liabilities	7,144	8,084

Total current liabilities	15,075	16,707

LONG-TERM DEBT	22,357	22,312

ASSET RETIREMENT OBLIGATIONS	265	1,752

Total liabilities	37,697	40,771

COMMITMENTS AND CONTINGENCIES (Note 11)

DIVISIONAL CONTROL ACCOUNT	219,685	228,557

TOTAL	$257,382	$269,328

See notes to combined financial statements.

KRAFT PAPERS BUSINESS—A DIVISION OF INTERNATIONAL PAPER COMPANY

COMBINED STATEMENTS OF OPERATIONS (See Note 1)

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

(In thousands of U.S. dollars)

	2006	2005	2004

NET SALES (Including related-party net sales of $16,038, $3,800, and $6,443 for the years ended December 31, 2006, 2005, and 2004, respectively)	$246,161	$221,972	$188,293

COSTS AND EXPENSES:
Cost of sales—exclusive of depreciation and amortization (including related-party purchases of $48,757, $44,224, and $38,719 for the years ended December 31, 2006, 2005, and 2004, respectively)	147,794	148,481	136,912
Distribution expenses	22,274	19,996	17,362
Depreciation and amortization	18,210	21,285	16,438
Selling, general, and administrative expenses (including costs allocated to IPCO of $10,572, $9,142, and $8,486 for the years ended December 31, 2006, 2005, and 2004, respectively)	21,566	20,341	20,079
Taxes other than income	2,366	2,391	2,183

OPERATING INCOME (LOSS)	33,951	9,478	(4,681)

INTEREST EXPENSE	1,411	1,439	1,440

INCOME (LOSS) BEFORE INCOME TAXES	32,540	8,039	(6,121)

INCOME TAX EXPENSE (BENEFIT)	12,573	3,106	(2,365)

NET INCOME (LOSS)	$19,967	$4,933	$(3,756)

See notes to combined financial statements.

KRAFT PAPERS BUSINESS—A DIVISION OF INTERNATIONAL PAPER COMPANY

COMBINED STATEMENTS OF CASH FLOWS (See Note 1)

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

(In thousands of U.S. dollars)

	2006	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$19,967	$4,933	$(3,756)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,210	21,285	16,438
Loss on disposal of fixed assets	700	566	1,047
Other—net	(2,076)	876	(1,297)
Changes in assets and liabilities:
Accounts receivable—net	1,315	(5,697)	(280)
Accounts payable to/(receivable from)
International Paper Company	410	(1,890)	1,238
Inventories	(930)	2,213	(3,629)
Prepaid expenses and other assets	157	73	(1,228)
Accounts payable	(608)	2,037	2,285
Accrued liabilities	(940)	588	(2,249)

Net cash provided by operating activities	36,205	24,984	8,569

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash and other	53	(845)	635
Capital expenditures	(7,419)	(8,116)	(21,064)

Net cash used in investing activities	(7,366)	(8,961)	(20,429)

CASH FLOWS FROM FINANCING ACTIVITIES—
Funding (distributed to)/provided by International Paper Company—net	(28,839)	(16,024)	11,856

CHANGE IN CASH	—	(1)	(4)

CASH—Beginning of period	1	2	6

CASH—End of period	$1	$1	$2

See notes to combined financial statements.

KRAFT PAPERS BUSINESS—A DIVISION OF INTERNATIONAL PAPER COMPANY

NOTES TO COMBINED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2006 AND 2005, AND FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

1.                      BASIS OF PRESENTATION

The accompanying combined financial statements present the historical financial position, results of operations and cash flows of the unincorporated Kraft Papers Business—A Division (the “Division” or “Kraft Papers Business”) of International Paper Company (“IPCO” or the “Company”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Division is operated through two business segments: unbleached kraft paper (Roanoke Rapids, North Carolina) and dunnage bags (Ride Rite Converting; located in Fordyce, Arkansas). The Roanoke Rapids facility produces unbleached pulp and a variety of unbleached kraft paper and containerboard kraftliner (“linerboard”) products. The Ride Rite Converting facility converts unbleached kraft paper into inflatable dunnage products. The Division distributes some of its products through a distribution system using public warehouses and certain consigned inventory locations.

The accompanying combined financial statements have been prepared from the separate records maintained by the Kraft Papers Business and IPCO and include allocations of certain IPCO corporate costs and expenses. The liabilities associated with the IPCO corporate costs and expenses have not been allocated to the Division in the accompanying combined financial statements. These costs and obligations are those of IPCO, not the Division. These liabilities primarily include workers’ compensation and general liability insurance reserves, payroll taxes and pension, postretirement and post employment liabilities. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 57, Related Party Disclosures, related-party transactions cannot be presumed to be carried out on an arm’s-length basis as the requisite conditions of competitive, free-market dealing may not exist. These combined financial statements may not necessarily be indicative of the conditions that would have existed, or the results of operations that would have resulted, had the Division been operated as an unaffiliated company.

On July 19, 2005, IPCO announced a plan to transform its business portfolio to concentrate on two key platform businesses: Uncoated Papers and Packaging. In connection with this plan, IPCO announced it would evaluate strategic options for other businesses, including the possible sale or spin-off of the Division. In March 2006, IPCO’s management committed to a plan to sell the Kraft Papers Business. As a result, the net assets of the Kraft Papers Business met the criteria of held for sale for IPCO as described in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, IPCO performed the impairment test required by SFAS No. 144 using a held-for-sale classification for its investment in the Kraft Papers Business. An aggregate impairment charge of approximately $112 million was recognized by IPCO in its 2006 operating results.

At March 31, 2006, in conjunction with the actions of IPCO, discussed above, the Division considered whether an impairment in the carrying value of its assets should be recorded pursuant to SFAS No. 144. The financial statements of the Kraft Papers Business reflect the Division as an entity and as an entity the Division’s assets are held and used and not held for sale. The Kraft Papers Business as an entity had no plans to sell any of its separate assets at March 31, 2006.

The Division determined that, with respect to its assets on a held and used basis, an indicator of impairment existed pursuant to SFAS No. 144. The Division recognized that IPCO’s intent to sell its investment in the assets indicated that the fair market price of an asset group of the Division may have significantly decreased as discussed in SFAS No. 144. The Division performed a recoverability test of the carrying values of its asset groups on a held and used basis. Specifically, the carrying values of its long-lived assets groups within the Division were compared to the future cash flows expected to result from the operations of such asset groups on an undiscounted basis as of December 31, 2005, March 31, 2006, and December 31, 2006. The Division’s assets were grouped for this purpose with other assets and liabilities at the lowest level of independent identifiable cash flows, which was the Roanoke Rapids, North Carolina, and the Fordyce, Arkansas, facilities. The Division estimated those cash flows expected to be derived from using the assets under a held and used basis to determine whether there was an impairment, without consideration of any sale of such asset groups. The results of those tests indicated that the undiscounted future cash flows of each asset group on a held and used basis exceeded the carrying amount of the respective long-lived assets in the accompanying financial statements.

On January 2, 2007, IPCO completed the sale of its unbleached kraft papers business to Stone Arcade Acquisition Corp. for approximately $155 million in cash (subject to certain closing adjustments) and two contingent payments totaling up to $60 million, payable five years from the close of the transaction, based upon future business performance.

2.                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Revenue Recognition—Revenue is recognized when the customer takes title and assumes the risks and rewards of ownership. Sales with terms designated f.o.b. (free on board) shipping point are recognized at the time of shipment. For sales transactions designated f.o.b. destination, revenue is recorded when the product is delivered to the customer’s site and when title and risk of loss are transferred. Sales on consignment are recognized in revenue at the earlier of the month that the goods are consumed or within 30 to 60 days after receipt by the customer as specified by contract terms. Cash rebates (which are generally prepaid at the inception of annual purchase contracts for certain customers) are netted against revenue on an accrual basis as qualifying purchases are made by the customer to earn and thereby retain the rebate. Prepaid rebates are recorded in prepaid expenses and other until earned. Discounts for prompt payments are accrued at the time of sale and adjusted when qualifying payments are made by customers. Accrued discounts are netted against accounts receivable—net. Revenue is presented net of cash discounts of $7.4 million, $11.3 million, and $11.4 million and cash incentive payments of $1.6 million, $1.3 million, and $1.7 million for the years ended December 31, 2006, 2005, and 2004, respectively. By-product revenue is derived primarily from the sale of tall oil and turpentine to an IPCO affiliate and the sale of bark to a third party and is netted in cost of sales. During 2006, 2005, and 2004, cost of sales was reduced by $5.4 million, $3.6 million, and $2.7 million, respectively, as a result of this by-product income.

Shipping and Handling Costs—Shipping and handling costs, such as freight to customer destinations, are reflected as distribution expenses in the accompanying combined statements of operations. Freight charged to customers is recognized in net sales.

Annual Maintenance Costs—Annual maintenance costs including manufacturing variances and out-of-pocket costs that are directly related to the shutdown for major planned maintenance shutdowns in excess of $1.0 million are expensed ratably over the year in which the maintenance shutdowns occur with no amounts remaining accrued at year-end. Other maintenance costs are expensed as incurred.

Affiliate Transactions—All significant intradivision transactions have been eliminated (see Notes 8 and 10).

Restricted Cash—As of December 31, 2006 and 2005, restricted cash held by trustees related to certain bonds payable is included in other assets in the amount of $1.4 million and $1.5 million, respectively.

Fair Value of Financial Instruments—Due to the short maturities of the Division’s receivables and payables, the carrying values of these financial instruments approximate their fair values. The fair value of the Division’s debt is estimated based on current rates offered for debt of the same maturity. The fair value of debt was approximately $27.3 million and $25.7 million as of December 31, 2006 and 2005, respectively.

Concentrations of Credit Risk—Financial instruments that potentially expose the Division to concentrations of credit risk, as defined by SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, consist primarily of trade accounts receivable. Trade accounts receivable balances (net of allowances for doubtful accounts) for net sales to unaffiliated customers were approximately $25.8 million and $27.1 million at December 31, 2006 and 2005, respectively.

The Division establishes its allowance for doubtful accounts based upon factors surrounding the credit risks of specific customers, historical trends, and other information. The allowance for doubtful accounts was approximately $0.7 million and $0.6 million at December 31, 2006 and 2005, respectively. Bad debt expense (recovery) was approximately $0.2 million, $0.1 million, and $(0.4) million for the years ended December 31, 2006, 2005, and 2004, respectively.

Inventories—Inventory values include all costs directly associated with manufacturing products: materials, labor, and manufacturing overhead. These values are presented at the lower of cost or market. Costs of raw materials, work-in-process, and finished goods are determined using the first-in, first-out method. Replacement parts and other supplies are stated using the average cost method.

Plant, Property, and Equipment—Plant, property, and equipment is stated at cost, net of accumulated depreciation. Interest is capitalized on projects meeting certain criteria and is included in the cost of the assets. The capitalized interest is depreciated over the same useful lives as the related assets. Expenditures for major repairs and improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred.

Depreciation and amortization are computed using the units-of-production method for all machinery and equipment and supporting assets and the straight-line method for all other assets over the assets’ estimated useful lives. The useful life of machinery and equipment is not expected to differ significantly between the units-of-production method and the straight-line method. Estimated useful lives are as follows:

Years

Machinery and equipment	12–20
Building	20–40
Computer hardware	3–6
Furniture and office equipment	3–20
Leasehold improvements	Over the terms of the lease

Asset Retirement Obligations—In accordance with the provision of SFAS No. 143, Accounting for Asset Retirement Obligations, a liability is recorded equal to the present value of the estimated costs associated with the retirement of long-lived assets where a legal or contractual obligation exists. The liability is accreted over time and a related asset is depreciated over its useful life. The Division’s asset retirement obligation under this standard relates to closure costs for landfills. The Division determined in 2006 that certain recycling and recovery efforts had reduced the amount of waste materials going to the landfill which extended the estimated landfill closure date by approximately 40 years to the year 2060. The obligation was remeasured using the revised closure date. As a result of this change, the obligation was reduced by $1.6 million dollars. The related deferred cost in fixed assets was reduced by $0.3 million and selling, general and administrative expense was reduced by $1.3 million. Future revisions to the liability could occur due to changes in the estimated costs or timing of closure, or possible new federal or state regulations affecting the closure.

The following table presents an analysis of activity related to asset retirement obligations since January 1, 2005 (in thousands of U.S. dollars):

	2006	2005

Asset retirement obligations—January 1	$1,752	$1,667
Accretion expense	90	85
Change in estimate	(1,577)

Asset retirement obligations—December 31	$265	$1,752

Impairment of Long-Lived Assets—Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at estimated fair value, determined principally using discounted cash flows.

Income Taxes—The Division’s operating results are included in the income tax returns of IPCO. For the operating results included in the IPCO income tax returns, a charge in lieu of income taxes has been allocated by IPCO to the Division, representing a portion of IPCO’s consolidated tax provision. This tax rate considers IPCO’s federal rate and the state tax apportionment of the various states in which the Division operates. The rate may be different than that determined if the Division were an incorporated entity computing its taxes based on a separate return basis.

Environmental Costs and Obligations—Costs associated with environmental obligations, such as remediation or closure costs, are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental obligations are discounted to their present value when the expected cash flows are reliably determinable.

Capitalized Software—Software is capitalized and amortized over its anticipated useful life of approximately three years. Software amortization was approximately $20,000, $30,000, and $20,000 for the years ended December 31, 2006, 2005, and 2004, respectively, and is included in depreciation and amortization expense. The unamortized portion of software, included in plant, property, and equipment in the accompanying combined balance sheets, is $4,300 and $24,000 at December 31, 2006 and 2005, respectively.

3.                      RECENT ACCOUNTING DEVELOPMENTS

Fair Value Measurements—In September 2006, the FASB also issued SFAS No. 157, Fair Value Measurements, which provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. It also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, and is to be applied prospectively as of the beginning of the year in which it is initially applied.

Accounting for Uncertainty in Income Taxes—In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on classification, interest and penalties; accounting in interim periods, and transition, and significantly expands income tax disclosure requirements. It applies to all tax positions accounted for in accordance with SFAS No. 109 and is effective for fiscal years beginning after

December 15, 2006. The Division is currently evaluating the effects of implementing the provisions of this Interpretation.

Accounting for Conditional Asset Retirement Obligations—In March 2005, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143. This Interpretation clarifies that the term “conditional asset retirement obligation,” as used in FASB Statement No. 143, refers to the fact that a legal obligation to perform an asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists to make a reasonable estimate of the fair value of the obligation.

The Division adopted the provisions of this interpretation in the fourth quarter of 2005 with no material effect on its combined financial statements. The Division’s principal conditional asset retirement obligations relate to the potential future closure or redesign of certain of its production facilities. In connection with any such activity, it is possible that the Division may be required to take steps to remove certain materials from the facilities, or to remediate in accordance with federal and state laws that govern the handling of certain hazardous or potentially hazardous materials. Applicable regulations and standards provide that the removal of certain materials would only be required if the facility were to be demolished or underwent major renovations. At this time, any such obligations have an indeterminate settlement date, and the Division believes that adequate information does not exist to apply an expected-present-value technique to estimate any such potential obligations. Accordingly, the Division does not record a liability for such remediation until a decision is made that allows reasonable estimation of the timing of such remediation.

Accounting for Changes and Error Corrections—In May 2005, the FASB issued SFAS No. 154, Accounting for Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, which changes the requirements for the accounting and reporting of a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. This statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of the statement. The Division adopted this standard effective January 1, 2006, with no material effect on the Division’s combined financial statements.

Accounting for Exchanges of Nonmonetary Assets—In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets—an Amendment of APB Opinion No. 29, that replaces the exception from fair value measurement in Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions, for nonmonetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is to be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The

Division adopted this standard effective January 1, 2006, with no material effect on the Division’s combined financial statements.

Inventory Costs—In November 2004, the FASB issued SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, Chapter 4, which requires that abnormal amounts of idle facility expense, freight, handling costs, and wasted material be recognized as current-period charges. This statement also introduces the concept of “normal capacity” and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Unallocated overhead must be recognized as an expense in the period in which it is incurred. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Division adopted this standard effective January 1, 2006, with no material effect on the Division’s results of operations, cash flows, and financial position.

Accounting for Planned Major Maintenance Activities—In September 2006, the FASB issued FSP No. AUG AIR-1, Accounting for Planned Major Maintenance Activities, which prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim reporting periods. The FSP permits the application of three alternative methods of accounting for planned major maintenance activities: the direct expense, built-in-overhaul, and deferral methods. The FSP is effective for the first fiscal year beginning after December 15, 2006. The Division is currently evaluating the effects of implementing the provisions of this FSP.

4.                      INVENTORIES

Inventories by major category as of December 31, 2006 and 2005, include the following (in thousands of U.S. dollars):

	2006	2005

Raw materials	$6,466	$5,776
Work-in-process	321	773
Finished goods	13,352	12,809
Replacement parts and other supplies	3,948	3,619

Inventories	$24,087	$22,977

Slow-moving replacement parts and other supplies of $2.8 million and $2.7 million are included in other assets in the accompanying combined balance sheets net of obsolete replacement parts reserves of $1.0 million and $0.7 million as of December 31, 2006 and 2005, respectively.

5.                      PLANT, PROPERTY, AND EQUIPMENT

Plant, property, and equipment as of December 31, 2006 and 2005, consists of the following (in thousands of U.S. dollars):

	2006	2005

Land	$4,919	$4,919
Building	22,756	11,781
Machinery and equipment	425,846	440,050
Construction-in-progress	1,880	3,276

	455,401	460,026

Less accumulated depreciation	253,808	247,029

Plant, property, and equipment—net	$201,593	$212,997

Interest costs related to the development of certain long-term assets are capitalized and amortized over the related assets’ estimated useful lives. Capitalized net interest costs were $0.2 million in 2006 and $0.1 million in 2005. Capitalized interest was allocated to the Division using IPCO’s incremental borrowing rate. In 2005, the Division accelerated approximately $3.0 million of depreciation expense for a recovery boiler whose useful life was determined to be shorter than originally estimated.

At December 31, 2006 and 2005, the Division had purchased plant, property, and equipment which was included in trade accounts payable in the amounts of $0.9 million and $1.0 million, respectively. Such amounts were paid soon after year-end.

In 2006, the Division transferred special purpose structures with a cost basis of $11 million from machinery and equipment to buildings.

6.                      ACCRUED LIABILITIES

Accrued liabilities as of December 31, 2006 and 2005, consist of the following (in thousands of U.S. dollars):

	2006	2005

Payroll and related accruals	$5,478	$4,275
Accrued taxes—other than income	65	1,279
Other	1,601	2,530

Accrued liabilities	$7,144	$8,084

Accrued taxes, other than income taxes, included an amount for disputed property taxes of $0.7 million and related accrued interest of $0.5 million at December 31, 2005. In June 2006, the Division recorded a gain of $1.1 million (which included $0.3 million of accrued interest) related to the settlement of the property tax dispute. In September of 2006, a new property tax dispute arose which the Division settled for $0.9 million. These amounts and the related interest expense of $0.2 million, and $0.1 million (for the years ended December 31,

2005, and 2004, respectively) is included in selling, general, and administrative expenses in the accompanying combined statements of operations.

7.                      DEBT

A summary of long-term debt as of December 31, 2006 and 2005, is as follows (in thousands of U.S. dollars):

Description	Rate	Maturity	2006	2005

Halifax County 2001A	5.90%	9/1/2025	$6,583	$6,582
Northampton Co. 2001A	6.20	2/1/2025	2,100	2,100
Halifax Co. 1999	6.45	11/1/2029	3,823	3,819
Northampton Co. 1999	6.45	11/1/2029	3,332	3,329
Halifax Co. 1998	5.45	11/1/2033	6,519	6,482

Long-term debt			$22,357	$22,312

Industrial Development Bonds and Environmental Development Bonds were obtained on behalf of the Division by IPCO. The proceeds from the bonds were used for capital expenditures at the mill, including expenditures for environmental, safety, production, and repair projects identified in the bond agreements. These bonds are guaranteed by IPCO.

Bond interest expense was approximately $1.4 million for each of the years ended December 31, 2006, 2005, and 2004, and is included in interest expense in the accompanying combined statements of operations. Bond interest is paid semiannually.

Amortization of debt issuance costs was approximately $5,400, $5,000, and $6,000 for the years ended December 31, 2006, 2005, and 2004, respectively, and is included in interest expense in the accompanying combined statements of operations.

Debt acquired as part of an acquisition was remeasured to its fair market value as of the acquisition date, June 2000. The fair market valuation is reflected in debt. As of December 31, 2006 and 2005, the unamortized portion of this fair market valuation was $1.1 million and $1.2 million. The Division increased interest expense by $43,000 for each of the years ended December 31, 2006, 2005, and 2004, related to the amortization of this fair market value adjustment.

8.                      TRANSACTIONS WITH IPCO AND AFFILIATES

Beginning January 1, 2006, the Kraft Papers Business entered into an agreement with IPCO to market certain bleached paper product produced by IPCO and sold to Kraft Papers Business customers in exchange for a commission of 2.5% of the gross sales. Commission earned during 2006 totaled $0.9 million and is included as a reduction to cost of sales. Prior to this date, the Division had provided these services without a formal agreement and allocated a portion of the costs of its sales function to IPCO for these services. The allocation totaled $2.3 million and $2.4 million for the years ended December 31, 2005 and 2004, respectively.

Certain services are provided to the Division by IPCO, including corporate management, legal, accounting and tax, treasury, payroll and benefits administration, public warehouse space, risk management, information technology, and centralized transaction processing. Expenses for such corporate services are allocated to the Division and totaled $10.6 million, $9.1 million, and $8.5 million for the years ended December 31, 2006, 2005, and 2004, respectively. These expenses, other than allocated warehouse rent which is included in cost of sales, are included in selling, general, and administrative expenses in the accompanying combined statements of operations. These costs are allocated based on various allocation methods, which management believes are reasonable. These methods include direct consumption, percent of capital employed, and number of employees. The allocation method is consistent from year to year; however, as the factors change, the allocation amounts increase or decrease.

Substantially, all domestic employees hired prior to July 2004, and retirees of the Division, participate in IPCO’s pension plans and are eligible to receive retirement benefits. IPCO allocates service cost to the Division based upon a percent-of-pay for salaried employees and a calculated flat amount for hourly employees. During the years ended December 31, 2006, 2005, and 2004, IPCO allocated periodic pension costs to the Division of approximately $2.0 million, $1.3 million, and $1.0 million, respectively.

IPCO provides certain retiree healthcare and life insurance benefits to a majority of the Division’s salaried employees and certain of the Division’s hourly employees. IPCO allocates postretirement benefit costs to the Division based upon a percent-of-pay for salaried employees and a calculated flat amount for hourly employees. During the years ended December 31, 2006, 2005, and 2004, IPCO allocated postretirement benefit costs to the Division of $0.4 million, $0.6 million, and $0.9 million, respectively.

The Division had net sales to IPCO of approximately $16.0 million, $3.8 million, and $6.4 million for the years ended December 31, 2006, 2005, and 2004, respectively. The Division had purchases principally for pulpwood from IPCO of approximately $48.8 million, $44.2 million, and $38.7 million for the years ended December 31, 2006, 2005, and 2004, respectively. The Division also had purchases of unbleached paper products from IPCO of $5.1 million for the year ended December 31, 2004.

9.                      INCOME TAXES

The results of operations of the unincorporated Division are included in the income tax returns of IPCO. In the accompanying combined financial statements, the Division has reflected U.S. federal and state income tax expense/benefit on its pretax income/losses based on an allocated rate of 38.64%. The Division settles the current amount due to/from IPCO through the divisional control account.

10.               DIVISIONAL CONTROL ACCOUNT

Kraft Papers Business operates as a division of IPCO. Accordingly, certain operating, financing, and investing activities of the Division are funded through interdivisional transactions with IPCO and its other operating divisions and subsidiaries. The accompanying combined balance sheets reflect these amounts in the divisional control account.

Intercompany sales and purchases with wholly owned entities of IPCO may result in payables or receivables that have not been settled through the divisional control account at December 31, 2006 and 2005. Such amounts are reported separately from the divisional control account. Trade and non-trade transactions that involve U.S. locations are allowed to accumulate in the intercompany accounts. Trade transactions involving non-U.S. locations are settled with cash according to the terms of the sale. Non-trade transactions involving non-U.S. locations are settled with cash by the end of each calendar quarter.

There has been no direct interest income or interest expense (other than capitalized interest) allocated to the Division by IPCO with respect to the divisional control account or other net receivables or payables due to/from IPCO.

The changes in the divisional control account for the years ended December 31, 2006, 2005, and 2004, are as follows (in thousands of U.S. dollars):

	2006	2005	2004

Balance—January 1	$228,557	$239,648	$231,548

Net income (loss)	19,967	4,933	(3,756)
Funding (distributed to)/provided by IPCO	(28,839)	(16,024)	11,856

Balance—December 31	$219,685	$228,557	$239,648

11.      COMMITMENTS AND CONTINGENCIES

Operating Leases—The Division has entered into operating lease agreements that expire at various dates through 2013 related to certain buildings and machinery and equipment used in its manufacturing process. Rental expense under operating leases amounted to $0.9 million for each the years ended December 31, 2006, 2005, and 2004, respectively.

The following represents the future minimum rental payments due under noncancelable operating leases that have initial or remaining lease terms in excess of one year as of the following years (in thousands of U.S. dollars):

Years Ending
December 31

2007	$384
2008	351
2009	279
2010	206
2011	181
Thereafter	159

Total	$1,560

Litigation—The Division has various other lawsuits, claims, and contingent liabilities arising from the conduct of its business; however, in the opinion of management, they are not expected to have a material adverse effect on the combined results of operations, cash flows, or financial position of the Division.

Risk Management—IPCO manages and retains for the Division risk of loss for general liability and other claims through an IPCO wholly owned captive insurance company. The Division is allocated insurance premiums from IPCO based on past experience and other factors. Costs in excess of $500,000 are absorbed by the captive insurance company on certain claims.

12.               INFORMATION BY INDUSTRY SEGMENT

The Division operates in one geographic segment, the United States. The Division operates in two operating segments: unbleached kraft and dunnage bags. The unbleached kraft segment produces unbleached pulp and a variety of unbleached kraft paper and linerboard products. These products are sold to customers who convert the paper into end-market finished products. The dunnage bags segment converts kraft paper into inflatable dunnage products, which are used to secure freight to minimize movement and potential damage of goods and products during transport. The products are sold to distributors and on a direct basis for use by manufacturers, less-than-trailer-load carriers, and retail regional distribution centers. The unbleached segment had revenues from three customers each of $50.0 million, $27.3 million, and $23.1 million in fiscal 2006 and $53.5 million, $24.6 million, and $22.7 million in fiscal 2005 and $29.4 million, $25.7 million, and $23.5 million in 2004. Accounts receivable that potentially expose the Division to concentrations of credit risk from these same customers were $1.2 million, $4.4 million, and $4.5 million at December 31, 2006 and $4.1 million, $2.9 million, and $5.9 million at December 31, 2005. For management purposes, the operating performance of the Division is reported based on operating income. Capital spending is reported on an accrual basis, which includes amounts that are reflected in accounts payable (see Note 5).

Industry Segment (in thousands of U.S. dollars):	2006	2005	2004

Net Sales:
Unbleached kraft	$214,175	$191,007	$160,909
Dunnage bags	35,753	35,381	30,945
Elimination of intersegment revenue	(3,767)	(4,416)	(3,561)

Total	$246,161	$221,972	$188,293

Operating Income (Loss):
Unbleached kraft	$27,632	$2,901	$(10,466)
Dunnage bags	6,319	6,577	5,785

Total	$33,951	$9,478	$(4,681)

Depreciation and Amortization:
Unbleached kraft	$17,895	$20,984	$16,133
Dunnage bags	315	301	305

Total	$18,210	$21,285	$16,438

Total Assets:
Unbleached kraft	$245,412	$257,013	$269,096
Dunnage bags	11,970	12,315	10,131

Total	$257,382	$269,328	$279,227

Capital Spending:
Unbleached kraft	$7,336	$7,045	$17,905
Dunnage bags		653	192

Total	$7,336	$7,698	$18,097

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